UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: September 15, 2004
(Date of earliest event reported)

HERMAN MILLER, INC.
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	001-15141 (Commission File No.)	38-0837640 (IRS Employer Identification No.)

855 East Main Avenue Zeeland, Michigan (Address of Principal Executive Offices)	49464 (Zip Code)

616-654-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.     Results of Operations and Financial Condition

On September 15, 2004, Herman Miller, Inc. issued a press release announcing its financial results for the quarter ended August 28, 2004. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.     Financial Statements and Exhibits.

Exhibits.

99.1     Press release dated September 15, 2004.

2

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 15, 2004	HERMAN MILLER, INC. By: /s/ Elizabeth A. Nickels —————————————— Elizabeth A. Nickels Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release Dated September 15, 2004

Release Immediate

Date	September 15, 2004
Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com
Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
Media:    Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com

Address Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet www.hermanmiller.com

Herman Miller, Inc., Reports Continued Gains in Financial Results for First Quarter FY2005

Webcast to be held Thursday, September 16, at 9:30 AM EDT

Herman Miller, Inc., today announced results for the first quarter ended August 28, 2004. Sales increased 10.1% from the year-ago period. Orders and backlog also were significantly improved over the prior-year levels, with orders up 18.0% and backlog increasing 24.6%. Net earnings were $14.3 million, or $.20 per share, an increase of 130.6% over net earnings of $6.2 million for the same period in the prior year. The results included approximately $0.5 million in pre-tax restructuring charges, less than $.01 per share net of tax, related to previously announced actions. The ending cash balance was $155.8 million.

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)

	Three Months Ended
	8/28/2004	8/30/2003	Percent
Net Sales	$ 357.3	$ 324.5	10.1%
Gross Margin	112.1	101.6	10.3%
Operating Expenses	88.6	85.6	3.5%
Restructuring Expenses	0.5	3.8	(86.8%)
Operating earnings	23.0	12.2	88.5%
Net earnings	14.3	6.2	130.6%
Earnings per share - diluted	0.20	0.08	150.0%
Orders	382.3	323.9	18.0%
Backlog	234.5	188.2	24.6%

The company’s consolidated sales for the quarter were $357.3 million, reflecting both year-over-year and sequential growth. Sales were up 10.1% from the year-ago period and 1.0% from the prior quarter. This represents the third consecutive quarter of year-over-year sales growth. Orders in the quarter were $382.3 million, increasing 18.0% from the prior year and 5.7% from the prior quarter. Ending backlog was $234.5 million, up $46.3 million or 24.6% from the prior year.

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“We had a great quarter with double-digit growth rates both in orders and sales,” said Beth Nickels, Chief Financial Officer. “Our international markets led the way with a greater than 40% increase in sales and more than a 53% increase in orders. We did see a modest favorable impact from the price increase that went into effect the beginning of August, but we also had a price increase last year, so on balance it did not have a significant impact on our comparisons. Our ending backlog included about $10 million in orders that are scheduled out past the second quarter; this compares to an $8 million impact last year. In addition, we have continued to see strong order-entry trends since the price increase took effect.”

Gross margin was 31.4% for the quarter, which was a slight improvement over the 31.3% achieved in the same quarter last year. On a sequential basis, gross margins declined from the 31.8% achieved in the fourth quarter. Gross margins were positively affected by efficiencies resulting from the Canton, Georgia, plant consolidation and were negatively impacted by increased raw material costs, primarily steel.

Operating expenses for the quarter totaled $88.6 million or 24.8% of sales, compared to $85.6 million or 26.4% of sales for the same period in fiscal 2004. Most of the increased spending was the result of variable selling costs driven by the higher sales levels, as well as higher current wages and incentive accruals.

The $0.5 million of restructuring charges for the quarter were primarily associated with the previously announced relocation of the Canton operations. That move is complete. Modest restructuring charges will be reported in the future as the final Canton relocation costs are incurred.

The company adopted the provisions of FIN 46 in the fourth quarter of the prior year. The current quarter’s results reflect the consolidation of two independent contract furniture dealerships to which the company was providing ongoing financial support through loans and/or financial guarantees. This action increased the current quarter’s net sales by $2.5 million and net earnings by $0.8 million. Included in the net earnings from FIN 46 dealerships is a net gain of $0.7 million due to one of the entities transitioning its business to another independent dealer during the quarter. In addition, the effect of the remaining FIN 46 entity on the company’s balance sheet as of August 28, 2004, was an increase to assets of approximately $1.0 million and liabilities of $0.8 million.

The company’s ending cash position was $155.8 million. Cash flow from operations for the quarter totaled $2.8 million compared to $35.7 million for the same period last year. Included in the current year’s cash from operations was a voluntary contribution of $23.0 million to the company’s employee pension fund. Capital spending for the quarter was $3.8 million compared to $5.5 million for the same period last year. The company also repurchased approximately 1.4 million shares of its stock for $37.5 million, at an average price of $27.22 per share during the quarter.

Ms. Nickels added, “The strength of our operating results and cash position clearly demonstrate the leverage we have in our business model. We saw some significant increases in raw material costs this quarter, approximately $4 million in steel alone, yet we were still able to achieve favorable margins as a result of the many structural changes we have implemented. On the cash side, we continued to fund our strategic initiatives, contributed $23 million in pension funding, and repurchased $37 million in stock while closing the quarter with over $155 million in cash.”

Looking forward, the company expects sales for the second quarter of fiscal 2005 to be in a range of $360 million to $380 million, which represents a 9%–15% increase over the prior year. It estimates earnings per share of $.19 to $.24, which reflects the continued impact of raw material cost increases combined with slightly higher operating expenses to fund continued growth.

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Brian Walker, Chief Executive Officer, stated, “Even though some of the macro economic factors that drive our business are not improving as fast as anticipated, our industry still continued to make progress this quarter and appears poised for growth. Our strategic intent is to grow faster than the industry through our continued focus on innovation and market expansion. Coupled with our drive for continuous improvement and operational excellence, our strategy will result in superior value for our customers and shareholders. This quarter’s results are evidence of our ability to drive substantial improvements in profit on modest growth.”

The company announced a live webcast to discuss the results of the fiscal 2005 first quarter, to be held Thursday, September 16, 2004, at 9:30 a.m. EDT. The company encourages all interested parties to log in to the website to obtain presentation materials, which will augment the verbal presentation. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

Herman Miller provides complete solutions that help create great places to work. Through research, design, manufacture, and distribution of innovative interior furnishings, complemented by furniture management and strategic consulting services, the company serves organizations and individuals around the world. During fiscal 2004, Herman Miller’s award-winning products and services generated $1.34 billion in revenue. The company was also cited in Fortune magazine as the “Most Admired” company in its industry and was again named among Business Ethics magazine’s “100 Best Corporate Citizens.” Herman Miller trades on the NASDAQ stock market under the symbol MLHR. For additional information visit HermanMiller.com.

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Financial highlights for the quarter ended August 28, 2004 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)     (Dollars in millions, except per share data)

	Three Months Ended
	August 28, 2004		August 30, 2003
Net Sales	$357.3	100.0%	$324.5	100.0%
Cost of Goods Sold	245.2	68.6%	222.9	68.7%

Gross Margin	112.1	31.4%	101.6	31.3%
Operating Expenses	88.6	24.8%	85.6	26.4%
Restructuring Expenses	0.5	0.1%	3.8	1.2%

Operating Earnings	23.0	6.4%	12.2	3.8%
Other Expense, net	1.7	0.5%	2.5	0.8%

Earnings before Taxes	21.3	6.0%	9.7	3.0%
Income Taxes	7.0	2.0%	3.5	1.1%

Net Earnings	14.3	4.0%	6.2	1.9%

Earnings Per Share - Basic	0.20		0.08

Weighted Average Basic Common Shares	71,182,794		72,869,965

Earnings Per Share - Diluted	0.20		0.08

Weighted Average Diluted Common Shares	71,861,847		73,171,573

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Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)     (Dollars in millions)

	Three Months Ended
	August 28, 2004	August 30, 2003
Net Earnings	$14.3	$6.2

Cash Flows provided by Operating Activities	2.8	35.7
Cash Flows used for Investing Activities	(4.4)	(7.1)
Cash Flows used for Financing Activities	(32.5)	(4.7)
Effect of Exchange Rates	0.7	(2.3)

Net (Decrease) Increase in Cash	(33.4)	21.6
Cash, Beginning of Year	189.2	185.5

Cash, End of Period	$155.8	$207.1

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	August 28, 2004 (Unaudited)	May 29, 2004
Assets Current assets Cash and equivalents	$155.8	$189.2
Short-term investments	10.6	10.7
Accounts receivable (net)	141.9	142.4
Inventories	42.7	38.1
Prepaid Expenses and Other	48.9	50.2

Totals	399.9	430.6
Net property and equipment	200.2	208.5
Other assets	75.3	75.6

Total Assets	$675.4	$714.7

Liabilities and Shareholders' Equity
Current liabilities
Unfunded checks	$5.5	$8.6
Current long-term debt	13.0	13.0
Notes Payable	0.0	1.5
Accounts Payable	85.1	90.4
Accrued liabilities	132.0	123.8

Totals	235.6	237.3
Long-term debt	194.6	192.7
Other noncurrent liabilities	65.0	90.1
Shareholders' equity	180.2	194.6

Total Liabilities and Shareholders' Equity	$675.4	$714.7

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